UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – August 25, 2016

Plains GP Holdings, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-36132 (Commission File Number)	90-1005472 (IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

713-646-4100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Phantom Unit Grants to Named Executive Officers

On August 25, 2016, the board of directors of Plains All American GP LLC (“GP LLC”), the general partner of Plains All American Pipeline, L.P. (the “Partnership” or “PAA”) approved the following grants of phantom units to our Named Executive Officers under PAA’s Long-Term Incentive Plans:

Name and Title	No. of Phantom Units Granted

Willie C. Chiang, Executive Vice President and Chief Operating Officer (U.S.)	165,000
Al Swanson, Executive Vice President and Chief Financial Officer	138,000

The phantom units will vest (become payable 1-for-1 in PAA common units) as follows:

(a) Tranche A, which consists of one-third of the number of phantom units granted, shall vest on the August 2019 distribution date;

(b) Tranche B, which consists of one-third of the number of phantom units granted, shall vest as follows:

(i)            one-sixth (half of Tranche B) shall vest on the August 2020 distribution date, and

(ii)           one-sixth (the remaining half of Tranche B) shall vest on the date on which the Partnership pays an annualized quarterly distribution of at least $2.50 per unit; however, in the event the $2.50 distribution threshold is not met prior to the August 2022 distribution date, the phantom units will vest on such distribution date provided that on or prior to such date, PAA shall have achieved a minimum annualized distribution rate of $2.30 per unit; and

(c) Tranche C, which consists of one-third of the number of phantom units granted, shall vest as follows:

(i)            one-sixth (half of Tranche C) shall vest on the August 2021 distribution date, and

(ii)           one-sixth (the remaining half of Tranche C) shall vest on the date on which the Partnership pays an annualized quarterly distribution of at least $2.65 per unit; however, in the event the $2.65 distribution threshold is not met prior to the August 2022 distribution date, the phantom units will vest on such distribution date provided that on or prior to such date, PAA shall have achieved a minimum annualized distribution rate of $2.30 per unit.

The phantom units include tandem distribution equivalent rights that vest (i.e., commence receiving cash distributions as if the underlying common units were owned) as follows: (i) one-third shall vest upon and effective with the earlier to occur of the August 2018 distribution date and the date on which the Partnership pays an annualized quarterly distribution of at least $2.30 per unit, (ii) one-third shall vest upon and effective with the earlier to occur of the August 2019 distribution date and the date on which the Partnership pays an annualized quarterly distribution of at least $2.40 per unit, and (iii) one-third shall vest upon and effective with the earlier to occur of the August 2020 distribution date and the date on which the Partnership pays an annualized quarterly distribution of at least $2.50 per unit.  The DERs expire when the associated tranche of phantom units vest.  Any remaining Phantom Units that have not vested on or before the August 2022 distribution date, and any associated DERs (regardless of vesting) shall expire on such date.

Modification of Existing Equity Awards Granted to Mr. Chiang

In recognition of the pending simplification transaction and proposed distribution reduction, the board of directors of GP LLC also approved certain modifications to the terms of the equity awards granted to Mr. Chiang in connection with his employment in August 2015.

With respect to the 120,000 phantom units granted to Mr. Chiang in August 2015, the vesting terms of such award have been modified to provide that such phantom units will vest as follows: (i) 40% on the later of the August 2018 distribution date and the date PAA pays an annualized quarterly distribution of $2.30 per common unit; (ii) 30% on the later of the August 2019 distribution date and the date PAA pays an annualized quarterly distribution of $2.40 per common unit; and (iii)

30% on the later of the August 2020 distribution date and the date PAA pays an annualized quarterly distribution of $2.50 per common unit.  The remaining terms of Mr. Chiang’s previously issued phantom units are unchanged.

With respect to the 1,000,000 Plains AAP, L.P. (“AAP”) Class B units (“AAP Management Units”) granted to Mr. Chiang in August 2015 (which will be the indirect equivalent of approximately 353,470 PAA common units assuming conversion and closing of the pending simplification transaction), such grant has been modified so that such AAP Management Units will become “earned”  (i.e., entitled to receive a portion of the distributions that would otherwise be paid to holders of AAP Class A units) as follows: (i) subsequent to March 31, 2017, 50% upon the payment by PAA of an annualized quarterly distribution of $2.20 per common unit and the generation by PAA of distributable cash flow of $1.5 billion or more on a trailing four quarter basis (subject to adjustment under certain circumstances to account for significant asset sales); (ii) 25% upon the payment by PAA of an annualized quarterly distribution of $2.50 per common unit; and (iii) 25% upon the payment by PAA of an annualized quarterly distribution of $2.80 per common unit.  In addition, following vesting, Mr. Chiang’s AAP Management Units will remain convertible into AAP Class A units, but such conversion will be based on a conversion factor that has been fixed at 0.9413316, the conversion factor as of the date on which PAA and Plains GP Holdings, L.P. announced the pending simplification transaction and proposed distribution reduction.  The remaining terms of Mr. Chiang’s previously issued AAP Management Units, including the vesting, AAP call right and other terms referenced in his grant letter and employment letter, are unchanged.

For more information regarding compensation of our Named Executive Officers and our equity compensation plans, please see our 2015 Annual Report on Form 10-K filed with the SEC on February 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS GP HOLDINGS, L.P.

Date: August 31, 2016	By:	PAA GP Holdings LLC, its general partner

	By:	/s/ Richard McGee
		Name:	Richard McGee
		Title:	Executive Vice President